EXHIBIT 99.1

FROM: SITEL Corporation 111 South Calvert Street, Suite 1900 Baltimore, MD 21202	CONTACTS: Bill Sims, Investor Relations 410-246-1505

FOR IMMEDIATE RELEASE

SITEL CORPORATION ANNOUNCES CFO RESIGNATION

AND RETURN OF HEADQUARTERS TO OMAHA

Baltimore, MD—April 30— SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today the resignation of its chief financial officer, James E. Stevenson Jr., effective May 23, 2003.  SITEL also announced plans to return its corporate headquarters from Baltimore, Maryland to Omaha, Nebraska.   Five North American business units and all North American support functions currently are based in Omaha.

Jim Lynch, Chairman and CEO, said “James has been a valued member of SITEL’s executive team for over three years.  We’ve appreciated his tireless dedication and many contributions to the company. We wish him all the best in his future endeavors.”  Mr. Lynch further commented, “James has agreed to be available for consultation beyond his employment to help with the transition.”

SITEL is retaining a search firm to recruit a new chief financial officer who is expected to be based out of the new corporate headquarters.

SITEL was founded in 1985 by Mr. Lynch and maintained its headquarters in Omaha until 1997.  When Mr. Lynch relinquished his position of CEO in 1997 the corporate headquarters moved to Baltimore.  Mr. Lynch was re-appointed CEO in April 2001.

About SITEL Corporation

SITEL, a leading global provider of contact center services, empowers companies to grow by optimizing contact center performance and unlocking customer potential. SITEL designs, implements and operates multi-channel contact centers to enhance company performance and growth. SITEL manages more than 1.5 million customer contacts per day via the telephone, web, e-mail, fax and traditional mail. SITEL employees operate contact centers in 22 countries, offering services in 25 languages and dialects. Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expect” or “will” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include but are not limited to the availability of the requisite management talent in the labor markets and ability to relocate as needed and unanticipated delays or difficulties associated with the movement of the corporate headquarters.    SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

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